UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Allison Transmission Holdings, Inc.
(Name of Issuer)

Common Stock, $0.01 par value per share
(Title of Class of Securities)

01973R101
(CUSIP Number)

December 31, 2016
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
Rule 13d-1(b)
Rule 13d-1(c)
Rule 13d-1(d) x

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 01973R101	Page 2 of 5 Pages

1.	NAME OF REPORTING PERSON

Longview Asset Management, LLC


2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)
	(b)

3.	SEC USE ONLY


4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER
	0

6.	SHARED VOTING POWER
	9,261,319

7.	SOLE DISPOSITIVE POWER
	0

8.	SHARED DISPOSITIVE POWER
	9,261,319

9. 	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	9,261,319

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	5.60%

12.	TYPE OF REPORTING PERSON
	IA


CUSIP No. 01973R101	Page 3 of 5 Pages

Item 1(a).	Name of Issuer:

 		Allison Transmission Holdings, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:

 		One Allison Way, Indianapolis, Indiana 46222

Item 2(a).	Name of Person Filing:

 		Longview Asset Management, LLC ("Longview")

Item 2(b).	Address of Principal Business Office or, if none, Residence:

 		222 N. LaSalle Street, Suite 700, Chicago, Illinois 60601

Item 2(c).	Citizenship:

		Delaware

Item 2(d).	Title of Class of Securities:

 		Common Stock, $0.01 par value per share

Item 2(e).	CUSIP Number:

 		0197 R101


Item 3.		If this statement is filed pursuant to Sections 240.13d-1(b)
		or 240.13d-2(b) or (c), indicate type of person filing.

		Not applicable.

Item 4.
 	Ownership.

 	(a)	Amount beneficially owned:  9,261,319

 	(b)	Percent of class:  5.60

 	(c)	Number of shares as to which such person has:

		(i)    Sole power to vote or direct the vote:  0
		(ii)   Shared power to vote or direct the vote:  9,261,319
		(iii)  Sole power to dispose or to direct the disposition
		       of:  0
		(iv)   Shared power to dispose or to direct the disposition
		       of:  9,261,319

	Percent of class is based on (i) the number of shares held by Longview as of January 16, 2017 and (ii) the number of shares of common stock outstanding as of October 11, 2016 (165,384,097 shares) as reported by the Issuer in its most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 25, 2016.

CUSIP No. 01973R101	Page 4 of 5 Pages

Item 5.		Ownership of Five Percent or Less of a Class.

 		Not applicable.

Item 6.		Ownership of More than Five Percent on Behalf of Another Person.

 		Not applicable.

Item 7.		Identification and Classification of the Subsidiary Which
		Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

  		Not applicable.

Item 8.		Identification and Classification of Members of the Group.

 		Not applicable.

Item 9.		Notice of Dissolution of Group.

 		Not applicable.

Item 10.	Certifications.

 		Not applicable.

CUSIP No. 01973R101	Page 5 of 5 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2017

Longview Asset Management, LLC

By: /s/Aaron Rappaport
Name:  Aaron Rappaport
Title:  Vice President and Chief Compliance Officer